Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 26, 2017 (November 16, 2017 as to Note 9), relating to the consolidated statements of income, changes in equity, and cash flows of AEP Texas Inc. and subsidiaries (“the Company”) for the year ended December 31, 2016, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio
March 29, 2019